EXHIBIT 10.73

AMENDMENT N°1 TO THE RESTATED COLLABORATION AND LICENSE AGREEMENT
related to phase 3 clinical trials in Pyoderma Gangrenosum
(Study X052173 and extension study X052171)

THIS UNSPONSORED WORK AGREEMENT (this “Agreement”) is entered into as of November 4th, 2014 by and between XOMA (US) LLC, a limited liability company organized under the laws of the State of Delaware (USA), having a place of business at 2910 Seventh Street, Berkeley, California 94710 (hereinafter referred to as “XOMA”), on the first part, and Les Laboratoires Servier, a corporation organized and existing under the laws of France, having offices at 50 rue Carnot, 92284 Suresnes, France and Institut de Recherches Servier, a corporation organized and existing under the laws of France having offices at 3, rue de la République, 92150 Suresnes (these two entities jointly referred to as “SERVIER”), on the second part.

XOMA and SERVIER are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	SERVIER is a pharmaceutical company committed to researching, developing, manufacturing and marketing novel products of high therapeutic value for human medicine.

B.	XOMA owns and controls certain intellectual property related to, and has conducted clinical trials with respect to, its proprietary IL-1β antibody designated as XOMA 052.

C.	SERVIER and XOMA have established a collaboration for the continued development, regulatory approval and commercialization of products containing XOMA 052, with XOMA retaining certain exclusive development and commercialization rights in the U.S. and in Japan and Servier having exclusive development and commercialization rights in the rest of the world, in accordance with the terms and conditions set forth in that certain Amended and Restated Collaboration and License Agreement, dated as of February 14, 2012, by and among SERVIER, on the first part, and XOMA Ireland Limited, a company with limited liability organized under the laws of the Republic of Ireland (“XOMA Ireland”), on the second part (the “Restated Agreement”). Pursuant to an Asset Transfer Agreement and an Assignment and Assumption Agreement effective as of August 12, 2013, the Restated Agreement was, with SERVIER’s consent, assigned by XOMA Ireland to XOMA.

D.	Pursuant to the Restated Agreement, as summarized in Section 2.1 thereof, Servier is granted exclusive rights to the Product with respect to all indications (i.e., the Remaining Field and the Cardiometabolic Field) in the Licensed Territory and the Cardiometabolic Indications in the Retained Territory, XOMA having an option to re-acquire such rights in the Retained Territory.

E.	Notwithstanding provisions related to the principle set out in the Restated Agreement that SERVIER would be responsible for all Development activities in the Licensed Territory, XOMA has exceptionally proposed, and SERVIER has accepted, that XOMA conduct certain Unsponsored Work, as defined in Section 3.8 of the Restated Agreement, consisting of phase 3 clinical trials in “Pyoderma Gangrenosum” (study X052173 and extension study X052171) as sole sponsor in certain countries, listed in Annex 1, of the Licensed Territory (the “PG Trials”).

E.	Therefore, the Parties wish hereby to set out certain terms and conditions with respect to the PG Trials, some of which are exceptions to the terms and conditions of the Restated Agreement, including matters related to their respective responsibilities and liabilities concerning regulatory matters and pharmacovigilance with respect to the PG Trials.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable considerations, the Parties hereto mutually agree as follows:

1)	Definitions. All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Restated Agreement, except if they are otherwise defined in this Amendment, in which case they shall have the meaning ascribed to them in this Amendment.

2)	General. The Parties agree that the PG Trials constitute Unsponsored Work, as contemplated in Section 3.8(b) of the Restated Agreement, and that the provisions of Section 3.8(b) shall govern the PG Trials. For the purposes of Section 3.8(b), XOMA is the proposing Party and SERVIER the non-proposing Party for the PG Trials. It has been agreed between the Parties that the PG Trials shall be conducted by XOMA at its own expense and acting as sponsor in the countries of the Licensed Territory listed in Annex 1 as well as in the Retained Territory (together, the “PG Trial Countries”). For the avoidance of doubt, SERVIER’s right to use the Information resulting from the PG Trials, including all such Information generated in the PG Trial Countries located in the Licensed Territory, shall be subject to the terms and conditions of Section 3.8(b), and XOMA shall not pursuant to this Amendment obtain any Commercialization rights in the Pyoderma Gangrenosum indication in the Licensed Territory, including in those countries where the PG Trials are conducted.

3)	Sponsor Obligations. Notwithstanding Article 4 of the Restated Agreement, XOMA shall be the sponsor of, and lead regulatory Party for, the PG Trials, including in the Licensed Territory PG Trial Countries, and as such shall own the Regulatory Materials specific thereto, comply with all the obligations of a sponsor of clinical trials in the PG Trial Countries, and endorse solely all sponsor responsibilities in those countries.

Should XOMA include, in its regulatory filings for the conduct of the PG Trials in the Licensed Territory PG Trial Countries, data (including quality, chemistry and/or manufacturing data) from SERVIER’s regulatory filings in these countries (whether SERVIER actually provides the data to XOMA to be directly included in the XOMA regulatory filings or simply authorizes XOMA to reference in its regulatory filings the data included in SERVIER’s filings), such data would be provided by SERVIER “as is”. SERVIER makes no representation or warranty as to such data, and shall not be responsible for any direct or indirect damages or claims resulting from the use thereof for the PG Trials, except to the extent such damages or claims result from SERVIER’s willful misconduct or gross negligence. The above is not intended to affect any responsibility SERVIER may have in respect of such data for the other studies conducted by SERVIER in these countries or other countries in the Licensed Territories.

It is understood between the Parties that the Parties hereby undertake to amend the Safety Data Exchange Agreement executed by and between the Parties on February 20th, 2014 and attached as Exhibit 6.11 of the Restated Agreement, to reflect all the obligations of XOMA in respect of safety matters (including notably safety reporting obligations) as sponsor of the PG Trials in the PG Trial Countries, and clarify how the Parties shall coordinate in respect of safety reporting matters in those countries.

4)	Indemnification by XOMA. The following shall be added as a second paragraph at the end of Section 13.2 of the Restated Agreement:

“In addition, XOMA shall defend, indemnify, and hold the Servier Indemnitees harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Servier Indemnitees, all to the extent resulting from Claims against such Servier Indemnitees that arise from or are based on the PG Trials being conducted by or on behalf of XOMA, or its Affiliates or its or their sublicensees (excluding in all cases SERVIER, its Affiliates or its sublicensees), in the PG Trial Countries, except in the case of fraud or willful misconduct by the Servier Indemnitees (it being understood that XOMA’s defense obligations shall remain in effect).  The foregoing indemnity obligation shall not apply to any Claim to the extent that such Claim arises from or is based on any activity set forth in Section 13.1(b) or (c) of the Restated Agreement.”

5)	Other Provisions.

a)	It is hereby understood among the Parties that, except with respect to XOMA’s Development of the Product in the PG Trials in the PG Trial Countries, this Agreement does not otherwise limit the rights of SERVIER set forth in Section 7.1 of the Restated Agreement. This Amendment is not intended to and does not modify or amend the terms or conditions of the Restated Agreement or the SDEA except to the limited extent as provided in this Amendment to enable XOMA to conduct the PG Trials in the PG Trial Countries.

b)	This Amendment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, transferees and assigns.

c)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

d)	If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. In the event any provisions hereof shall be held invalid, illegal or unenforceable, the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purposes hereof.

IN WITNESS WHEREOF, the undersigned by their duly authorised representatives have executed this Amendment Agreement on the date set forth below.

In Suresnes, on 11/04/14

/s/ Christian Bazantay	/s/ James R. Neal
LES LABORATOIRES SERVIER	XOMA (US) LLC

By: Christian Bazantay	By: James R. Neal
Name:	Name:
Title: Proxy	Title: VP, Business Development
11/4/2014
/s/ Pascal Touchon

By: Pascal Touchon
Name:
Title: Proxy

/s/ Emmanuel Canet
INSTITUT DE RECHERCHES SERVIER

By: Emmanuel Canet
Name:
Title: President of R&D

ANNEX 1

List of countries in the Licensed Territory where XOMA shall be Sponsor for the PG Trials

✓	Australia
✓	Argentina
✓	Canada
✓	Israel
✓	Mexico
✓	Colombia